EXHIBIT 99.1

AMN HEALTHCARE ANNOUNCES SECOND QUARTER 2024 RESULTS

Quarterly revenue of $741 million;

GAAP EPS of $0.42 and adjusted EPS of $0.98

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its second quarter 2024 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q2 2024	% Change Q2 2023	YTD June 30, 2024	% Change YTD June 30, 2023
Revenue	$740.7	(25%)	$1,561.6	(26%)
Gross profit	$229.8	(30%)	$487.3	(30%)
Net income	$16.2	(73%)	$33.6	(77%)
GAAP diluted EPS	$0.42	(73%)	$0.88	(75%)
Adjusted diluted EPS*	$0.98	(59%)	$1.95	(60%)
Adjusted EBITDA*	$94.1	(42%)	$191.8	(44%)

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights

•	Second quarter revenue was in line with expectations while earnings were better than expected, driven by expense management and beneficial discrete items.
•	Rollout of our ShiftWise Flex platform surpassed 50% of our vendor-neutral clients' spend on ShiftWise, and we successfully implemented our first MSP client migrations to Flex.
•	Technology and Workforce Solutions produced 41% of operating income from our three reported segments, led by 18% year-over-year revenue growth in language services.
•	Cash flow from operations was strong at $100 million in the second quarter, which allowed us to reduce debt by $80 million, bringing the year-to-date repayment to $115 million.
•	Our net leverage ratio at quarter end was 2.6:1.

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“In the second quarter, we made important progress in strengthening AMN's position with clients in every part of the market for total talent solutions in healthcare,” said Cary Grace, President and Chief Executive Officer of AMN Healthcare. “We have brought in impressive growth in our VMS sales pipeline spearheaded by ShiftWise Flex and our fill rates for third-party, direct and MSP orders improved again this quarter. The diversification of our solutions, with many higher-margin revenue sources beyond staffing, along with careful expense management, enabled us to generate profit margins above our expectations.”

Ms. Grace continued, “Our largest clients continue to reduce their spend on contingent labor, though we see promising signs of improvement in the travel nurse market and are heartened to see positive movement in the demand and supply factors that drive our long-term growth potential.”

Second Quarter 2024 Results

Consolidated revenue for the quarter was $741 million, a 25% decrease from prior year and a 10% decrease from the prior quarter. Net income was $16 million (2.2% of revenue), or $0.42 per diluted share, compared with $61 million (6.1% of revenue), or $1.55 per diluted share, in the second quarter of 2023. Adjusted diluted EPS in the second quarter was $0.98 compared with $2.38 in the same quarter a year ago.

Revenue for the Nurse and Allied Solutions segment was $442 million, lower by 36% year over year and down 15% from the prior quarter. Travel nurse staffing revenue dropped by 42% year over year and 17% sequentially. Allied division revenue declined 17% year over year and was 11% lower than the prior quarter.

The Physician and Leadership Solutions segment reported revenue of $186 million, up 6% year over year and down 1% sequentially. Locum tenens revenue was $143 million, 17% higher year over year, with growth coming from the MSDR acquisition, and 2% lower sequentially. Interim leadership revenue was down by 17% year over year. Our physician and leadership search businesses saw revenue decline by 27% year over year and 1% quarter over quarter.

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Technology and Workforce Solutions segment revenue was $112 million, a decrease of 11% year over year and less than 1% sequentially. Language services revenue was $75 million in the quarter, 18% higher than the prior year and up 5% sequentially. Vendor management systems revenue was $28 million, 41% lower year over year and down 5% from the prior quarter.

Consolidated gross margin was 31.0%, 230 basis points lower year over year and down 40 basis points sequentially. Gross margin dropped year over year primarily because of the growth of lower-margin locum tenens revenue and a lower nurse and allied staffing margin. That change was offset in part by a revenue mix shift toward higher-margin segments.

Consolidated SG&A expenses were $149 million, or 20.1% of revenue, compared with $202 million, or 20.4% of revenue, in the same quarter last year. SG&A was $175 million, or 21.3% of revenue, in the previous quarter. The year-over-year decrease in SG&A costs was driven primarily by lower employee compensation amid lower placement volumes. Compared with the prior quarter, SG&A expenses included lower bonus and incentive compensation, reduced corporate headcount, a favorable adjustment to accrued professional liability insurance expense, seasonally lower payroll tax expense, and prudent expense management.

Income from operations was $38 million with an operating margin of 5.1%, compared with $92 million and 9.2%, respectively, in the same quarter last year. Adjusted EBITDA was $94 million, a year-over-year decrease of 42%. Adjusted EBITDA margin was 12.7%, 360 basis points lower than the year-ago period.

At June 30, 2024, cash and cash equivalents totaled $48 million. Cash flow from operations was $100 million for the second quarter, and capital expenditures were $27 million. The Company ended the quarter with total debt outstanding of $1.195 billion and a net leverage ratio of 2.6 to 1 as calculated under the terms of our credit agreement.

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Third Quarter 2024 Outlook

Metric	Guidance*
Consolidated revenue	$660 - $680 million
Gross margin	30.7% - 31.2%
SG&A as percentage of revenue	22.0% -22.5%
Operating margin	2.1% - 2.9%
Adjusted EBITDA margin	10.6% - 11.1%

*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the third quarter of 2024 is expected to be 20-23% lower than the prior year and 8-10% lower sequentially. Nurse and Allied Solutions segment revenue is expected to be down 32-34% year over year. Physician and Leadership Solutions segment revenue is expected to grow 12-14% year over year. Technology and Workforce Solutions segment revenue is projected to be 10-12% lower year over year.

Third quarter estimates for certain other financial items include depreciation of $20 million, depreciation in cost of revenue of $2 million, non-cash amortization expense of $22 million, share-based compensation expense of $6 million, integration and other expenses of $6 million, interest expense of $15 million, an adjusted tax rate of 27%, and 38.3 million diluted average shares outstanding.

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Conference Call on August 8, 2024

AMN Healthcare Services, Inc. (NYSE: AMN) will host a conference call to discuss its second quarter 2024 financial results and third quarter 2024 outlook on Thursday, August 8, 2024 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at this link. Registrants will receive confirmation and dial-in details. Following the conclusion of the call, a replay of the webcast will be available at the Company’s investor relations website.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include direct staffing, vendor-neutral and managed services programs, clinical and interim healthcare leaders, temporary staffing, permanent placement, executive search, vendor management systems, recruitment process outsourcing, predictive modeling, language services, revenue cycle solutions, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

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Non-GAAP Measures

This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning future demand and supply for contingent staffing and other services, wage and bill rates, the ability of our solutions to meet the needs of our markets and align with our clients, the competitive environment in nurse staffing, our ability to manage expenses, our long-term growth opportunities and sales pipeline, third quarter 2024 financial projections for consolidated and segment revenue, consolidated gross margin, operating margin, SG&A as a percent of revenue,

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adjusted EBITDA margin, depreciation expense, non-cash amortization expense, share-based compensation expense, integration and other expenses, interest expense, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, internal travel agencies and float pools, telemedicine or otherwise and successfully hire and retain permanent staff, (ii) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market or economic conditions, (iii) the magnitude and duration of the effects of the post-COVID-19 pandemic environment or any future pandemic or health crisis on demand and supply trends, our business, its financial condition and our results of operations, (iv) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (v) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (vi) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including implementing changes that will make our services more tech-enabled and integrated, (vii) our ability to manage the pricing impact that the labor market or consolidation of healthcare delivery organizations may have on our business, (viii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, increased client initiatives designed to contain costs, including reevaluating their approach as it pertains to contingent labor and managed services programs, other solutions and providers, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (ix) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (x) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (xi) our ability to consummate and

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effectively incorporate acquisitions into our business, (xii) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xiii) the extent to which the Great Resignation or a future spike in the COVID-19 pandemic or other pandemic or health crisis may disrupt our operations due to the unavailability of our employees or healthcare professionals due to burnout, illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, (xiv) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems, which could adversely affect our business operations and reputation and could subject us to substantial liabilities and (xv) the severity and duration of the impact the labor market, economic downturn or COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2023. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Senior Director, Investor Relations & Strategy

866.861.3229

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AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Revenue	$740,685	$991,299	$820,878	$1,561,563	$2,117,522
Cost of revenue	510,858	661,018	563,372	1,074,230	1,418,395
Gross profit	229,827	330,281	257,506	487,333	699,127
Gross margin	31.0%	33.3%	31.4%	31.2%	33.0%
Operating expenses:
Selling, general and administrative (SG&A)	149,044	201,771	174,842	323,886	407,370
SG&A as a % of revenue	20.1%	20.4%	21.3%	20.7%	19.2%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	43,101	36,847	42,719	85,820	74,424
Total operating expenses	192,145	238,618	217,561	409,706	481,794
Income from operations	37,682	91,663	39,945	77,627	217,333
Operating margin (1)	5.1%	9.2%	4.9%	5.0%	10.3%

Interest expense, net, and other	15,715	12,175	16,628	32,343	22,434

Income before income taxes	21,967	79,488	23,317	45,284	194,899

Income tax expense	5,730	18,582	5,989	11,719	49,883
Net income	$16,237	$60,906	$17,328	$33,565	$145,016
Net income as a % of revenue	2.2%	6.1%	2.1%	2.1%	6.8%

Other comprehensive income:
Unrealized gains on available-for-sale securities, net, and other	182	50	84	266	196
Other comprehensive income	182	50	84	266	196

Comprehensive income	$16,419	$60,956	$17,412	$33,831	$145,212

Net income per common share:
Basic	$0.43	$1.56	$0.45	$0.88	$3.60
Diluted	$0.42	$1.55	$0.45	$0.88	$3.58
Weighted average common shares outstanding:
Basic	38,173	39,151	38,114	38,144	40,258
Diluted	38,234	39,341	38,197	38,218	40,454

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AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30, 2024	December 31, 2023	June 30, 2023
Assets
Current assets:
Cash and cash equivalents	$48,038	$32,935	$7,013
Accounts receivable, net	508,913	623,488	579,926
Accounts receivable, subcontractor	81,296	117,703	168,231
Prepaid and other current assets	66,510	67,559	52,066
Total current assets	704,757	841,685	807,236
Restricted cash, cash equivalents and investments	71,749	68,845	71,564
Fixed assets, net	197,059	191,385	177,417
Other assets	256,951	236,796	219,781
Goodwill	1,116,307	1,111,549	935,779
Intangible assets, net	424,504	474,134	432,366
Total assets	$2,771,327	$2,924,394	$2,644,143

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$283,176	$343,847	$327,538
Accrued compensation and benefits	268,354	278,536	261,629
Other current liabilities	22,360	33,738	84,548
Total current liabilities	573,890	656,121	673,715
Revolving credit facility	345,000	460,000	190,000
Notes payable, net	845,280	844,688	844,097
Deferred income taxes, net	20,551	23,350	6,986
Other long-term liabilities	109,747	108,979	163,048
Total liabilities	1,894,468	2,093,138	1,877,846

Commitments and contingencies

Stockholders’ equity:	876,859	831,256	766,297

Total liabilities and stockholders’ equity	$2,771,327	$2,924,394	$2,644,143

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AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023

Net cash provided by operating activities	$99,515	$197,667	$81,386	$180,901	$241,101
Net cash used in investing activities	(22,332)	(22,428)	(21,399)	(43,731)	(54,859)
Net cash used in financing activities	(80,108)	(203,287)	(38,973)	(119,081)	(247,744)
Net increase (decrease) in cash, cash equivalents and restricted cash	(2,925)	(28,048)	21,014	18,089	(61,502)
Cash, cash equivalents and restricted cash at beginning of period	129,287	104,418	108,273	108,273	137,872
Cash, cash equivalents and restricted cash at end of period	$126,362	$76,370	$129,287	$126,362	$76,370

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AMN Healthcare Services, Inc.

Non-GAAP Reconciliation Tables

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Reconciliation of Non-GAAP Items:

Net income	$16,237	$60,906	$17,328	$33,565	$145,016
Income tax expense	5,730	18,582	5,989	11,719	49,883
Income before income taxes	21,967	79,488	23,317	45,284	194,899
Interest expense, net, and other	15,715	12,175	16,628	32,343	22,434
Income from operations	37,682	91,663	39,945	77,627	217,333
Depreciation and amortization	43,101	36,847	42,719	85,820	74,424
Depreciation (included in cost of revenue) (2)	1,637	1,387	1,798	3,435	2,644
Share-based compensation	6,357	4,818	7,739	14,096	15,136
Acquisition, integration, and other costs (3)	5,310	6,103	5,465	10,775	10,845
Legal settlement accrual changes (4)	—	21,000	—	—	21,000
Adjusted EBITDA (5)	$94,087	$161,818	$97,666	$191,753	$341,382

Adjusted EBITDA margin (6)	12.7%	16.3%	11.9%	12.3%	16.1%

Net income	$16,237	$60,906	$17,328	$33,565	$145,016
Adjustments:
Amortization of intangible assets	24,744	22,120	24,886	49,630	43,777
Acquisition, integration, and other costs (3)	5,310	6,103	5,465	10,775	10,845
Legal settlement accrual changes (4)	—	21,000	—	—	21,000
Cumulative effect of change in accounting principle (7)	—	—	—	—	2,974
Tax effect on above adjustments	(7,814)	(12,798)	(7,891)	(15,705)	(20,435)
Tax effect of COLI fair value changes (8)	(910)	(1,744)	(2,734)	(3,644)	(3,551)
Tax deficiencies (benefits) related to equity awards and ESPP (9)	(235)	(1,798)	174	(61)	(2,480)
Adjusted net income (10)	$37,332	$93,789	$37,228	$74,560	$197,146

GAAP diluted net income per share (EPS)	$0.42	$1.55	$0.45	$0.88	$3.58
Adjustments	0.56	0.83	0.52	1.07	1.29
Adjusted diluted EPS (11)	$0.98	$2.38	$0.97	$1.95	$4.87

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AMN Healthcare Services, Inc.

Supplemental Segment Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Revenue
Nurse and allied solutions	$442,399	$689,015	$519,297	$961,696	$1,513,495
Physician and leadership solutions	186,065	176,229	188,797	374,862	341,986
Technology and workforce solutions	112,221	126,055	112,784	225,005	262,041
	$740,685	$991,299	$820,878	$1,561,563	$2,117,522

Segment operating income (12)
Nurse and allied solutions	$46,207	$102,993	$53,342	$99,549	$216,438
Physician and leadership solutions	21,661	26,456	22,222	43,883	51,556
Technology and workforce solutions	47,259	55,623	44,270	91,529	122,633
	115,127	185,072	119,834	234,961	390,627
Unallocated corporate overhead (13)	21,040	23,254	22,168	43,208	49,245
Adjusted EBITDA (5)	$94,087	$161,818	$97,666	$191,753	$341,382

Gross Margin
Nurse and allied solutions	23.8%	26.7%	25.1%	24.5%	26.3%
Physician and leadership solutions	30.5%	35.1%	31.6%	31.0%	35.2%
Technology and workforce solutions	60.2%	66.7%	59.9%	60.0%	69.2%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (14)	10,302	13,597	11,524	10,913	14,359

Physician and leadership solutions
Days filled (15)	56,244	49,976	56,849	113,093	96,876
Revenue per day filled (16)	$2,538	$2,439	$2,555	$2,546	$2,360

	As of June 30,		As of December 31,
	2024	2023	2023
Leverage ratio (17)	2.6	1.5	2.2

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AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosure

Reconciliation of Guidance Operating Margin to Guidance

Adjusted EBITDA Margin

(unaudited)

	Three Months Ended
	September 30, 2024
	Low(18)	High(18)

Operating margin	2.1%	2.9%
Depreciation and amortization (total)	6.6%	6.4%
EBITDA margin	8.7%	9.3%
Share-based compensation	0.9%	0.9%
Acquisition, integration, and other costs	0.9%	0.9%
Adjusted EBITDA margin	10.6%	11.1%

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(1)	Operating margin represents income from operations divided by revenue.
(2)	A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(3)	Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses and other costs associated with exit or disposal activities, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and six months ended June 30, 2024, acquisition and integration costs were approximately $0.7 million and $1.5 million, respectively, expenses related to the closures of certain office leases were approximately $0.6 million and $1.1 million, respectively, certain legal expenses of approximately $2.1 million and $3.3 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $2.0 million and $3.0 million, respectively, and other nonrecurring expenses were approximately $2.3 million and $4.3 million, respectively. Additionally, the aforementioned costs for the three and six months ended June 30, 2024 were partially offset by an immaterial out-of-period adjustment of $2.4 million related to acquisition-related costs incurred in connection with the acquisition of MSDR. For the three and six months ended June 30, 2023, acquisition and integration costs were approximately $1.0 million and $2.0 million, respectively, expenses related to the closures of certain office leases were approximately $0.9 million and $2.0 million, respectively, increases in contingent consideration liabilities for recently acquired companies were approximately $2.4 million, restructuring expenses and other costs associated with exit or disposal activities were approximately $1.7 million and $3.5 million, respectively, and other nonrecurring expenses were approximately $0.1 million and $(0.1) million, respectively. Additionally, acquisition, integration, and other costs for the six months ended June 30, 2023 included certain legal expenses of approximately $1.0 million.
(4)	During the three months ended June 30, 2023, the Company recorded an increase to its legal accrual for a wage and hour claim in connection with reaching an agreement to settle the matter in its entirety. Since the settlement is largely unrelated to the Company's operating performance, we excluded its impact in the calculations of adjusted EBITDA, adjusted net income, and adjusted diluted EPS.
(5)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, certain legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)	As a result of a change in accounting principle on January 1, 2023 related to forfeitures of share-based awards, the Company recognized the cumulative effect of the change in share-based compensation expense during the six months ended June 30, 2023. The cumulative effect of the change in accounting principle is immaterial to prior periods and, therefore, was recognized in the period of the change. Since the cumulative effect is unrelated to the Company’s operating performance for the six months ended June 30, 2023, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(8)	The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(9)	The consolidated effective tax rate is affected by the recording of tax benefits and tax deficiencies relating to equity awards vested during the period and tax benefits recognized for disqualifying dispositions related to our employee stock purchase plan (“ESPP”). The magnitude of the impact of tax benefits and tax deficiencies generated in the future related to equity awards and ESPP is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date equity awards vest in relation to the fair value of the awards on the grant date, the Company’s future stock price on either the ESPP’s offering date or purchase date, whichever is lower, and the length of time the shares issued under the ESPP are held by

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employees. Since these tax benefits and tax deficiencies related to equity awards and ESPP are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.

(10)	Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) certain legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) cumulative effect of change in accounting principle, (G) tax effect, if any, of the foregoing adjustments, (H) excess tax benefits and tax deficiencies relating to equity awards vested and ESPP, (I) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (J) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.
(11)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(12)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, legal settlement accrual changes, and share-based compensation.
(13)	Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs and legal settlement accrual changes.
(14)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(15)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the 12-month period ended at the end of the subject period.
(18)	Guidance percentage metrics are approximate.

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